EXHIBIT 10.4

Cyberlux Corporation

Executive Employment Agreement

This agreement of employment is effective as of January 1, 2003, by and between Cyberlux Corporation ("Employer") and David D. Downing ("Executive Employee").

For good and valuable consideration, receipt of which is hereby acknowledged, the Employer (hereinafter "the Company" or "Cyberlux") employs the Executive Employee in accordance with the following terms and conditions.

1. The Executive Employee shall perform the following duties and fulfill the following responsibilities: (a), the Executive Title shall be Treasurer, Chief Financial Officer (hereinafter "CFO"); (b) duties shall extend to management of the Company's financial operations including all accounting procedures, internal audit, timely filing of reports with the SEC or other governmental agencies, cash flow forecasting and capital accumulation planning. The CFO reports directly to the President/CE0.

2. The CFO's employment under this agreement shall commence on January 1, 2003 and shall terminate on June 30, 2008. The CFO's contract of employment may otherwise terminate upon occurrence of any of the following events: (a) death or disability of the CFO; (b) failure of the CFO to perform his duties satisfactorily due to ill health or consensus of the Board of Directors; or (c) voluntary withdrawal from office after nomination of a duly qualified successor. In the event of (a) death or disability, the Company will have provided for insurance or other funding source to pay to the spouse of the CFO a minimum of $204,000 or an amount equal to twice the CFO's annual salary, including allowances and/or bonuses; (b) failure to perform due to ill health, the Company will have provided for disability insurance or other funding sources to pay the disabled CFO 65% of his salary, including allowances and/or bonuses, that were in effect at the time of his disability through the remaining term of this contract; and (c) voluntary withdrawal, the Company will have provided a retirement benefit equal to 55% of the CFO's cumulative salary, including allowances and/or bonuses, which shall he payable upon withdrawal from office.

3. Compensation of the CFO shall be by salary payable semimonthly, by bonuses consistent with certain thresholds of performance and through a stock option plan to be established by the Board of Directors. For the period January 1, 2003 through December 31, 2003 the CFO is to be paid a base salary of $8,500 per month The CFO is to receive full health plan coverage which extends to his spouse, an automobile allowance of $500 per month; term life and disability insurance.

4. The CFO, will not at any time during the tenure of this agreement, or for a period of three years subsequent to the termination of this agreement, engage in any business competitive to that of Cyberlux Corporation unless such engagement may be on behalf of or inure to the benefit of the Company.

Cyberlux Corporation

5. Any dispute that may arise concerning fulfillment of the terms and conditions of this contract will be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both such arbitrators shall select a third. The arbitration will be governed by the rules of the American Arbitration Association then in force.

6. The terms and conditions of this contract will continue to any successor ownership of Cyberlux Corporation that may occur through reorganization, merger with or acquisition by another entity or entities. This agreement constitutes the complete understanding between the Company and David D. Downing unless amended by a subsequent written instrument signed by both parties.

Cyberlux Corporation                                                Executive Employee

By /s/ Donald F. Evans                                              /s/ David D. Downing
Donald F. Evans                                                         David D. Downing
President & Chairman of the Board                         Title: Treasurer, CFO

Attest:

By /s/ John W. Ringo
John W. Ringo
Secretary & Director